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                            MEMORANDUM OF UNDERSTANDING

THIS MEMORANDUM OF UNDERSTANDING ("MEMORANDUM") is made this 1st day of October, 1997 ("EXECUTION DATE"), and contains the principal terms of the understandings and agreements reached as of October 1, 1997, between BrasilSat Harald, S.A., ("BRASILSAT"), a corporation organized and existing under the laws of Brasil, South America, with domicile at Curitiba, Parana, Brasil and UNR-ROHN Division of UNR Industries, Inc. ("ROHN"), a corporation organized and existing under the laws of the State of Delaware, United States of America, with domicile at Peoria, Illinois, U.S.A., related to the incorporation of a Company in Brasil.

WITNESSETH:
WHEREAS, BrasilSat is currently engaged, among other things, in the design, engineering, manufacture, marketing, sales, distribution and installation of angle and solid leg towers.

WHEREAS, ROHN is currently engaged, among other things, in the design, engineering, manufacture, marketing, sales, distribution and installation of tubular and solid leg towers, poles, steel accessories and equipment shelters.

WHEREAS, BrasilSat is the owner of the land and constructions presently being used by BrasilSat for its tower facilities and has agreed in principle to lease to the Company hereinafter described a portion of the land and constructions for a manufacturing and storage and operations facility.

WHEREAS, BrasilSat and ROHN have agreed in principle to incorporate a Company in Brasil ("THE COMPANY") for the purpose of the design, engineering, manufacture, marketing, sales, distribution and installation in Brasil of towers, steel and concrete poles, equipment shelters, related accessories and galvanizing facilities.

WHEREAS, for the purposes aforesaid, BrasilSat, ROHN, and the Company will enter into certain agreements in accordance with the Schedule of Related Agreements hereinafter provided. The existing galvanizing plant and the planned galvanizing expansion of Harald are not part of the above scope of this instrument.

WHEREAS, BrasilSat, and ROHN hereby wish to agree and determine the extent and understandings of the agreements reached between them with respect thereto.

NOW THEREFORE, BrasilSat, and ROHN hereby express their agreement and understanding as to the following matters:

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                                    ARTICLE I
                                BUSINESS PURPOSES

     1.1 The Company will design, engineer, manufacture, market, sell, distribute and install the following products:

          A. TOWERS: Towers and other similar structures manufactured of steel members, designed to support antennae and other devices required to be raised above ground level ("TOWERS"). Towers will be included after a 12 to 18 month period from the Closing Date at ROHN's option. BrasilSat retains the right to manufacture and sell angle and solid leg towers after this period. During this period (12 to 18 month period from the Closing Date) BrasilSat will be the exclusive distributor of ROHN's towers in Brazil. During this period (12 to 18 month period from the Closing Date) ROHN will be the exclusive distributor of BrasilSat's towers outside of Brasil.

          B. POLES: Tubular structures made of steel, concrete, fiber glass or other material, designed to support antennae and other devices required to be raised above ground level, for use in the communications markets in the territory and other as yet unknown applications ("POLES").

          C. EQUIPMENT SHELTERS: Relocatable enclosures constructed of a variety of materials including concrete, steel, fiberglass and others, which are designed to house electronics in connection with the towers and steel poles and other as yet unknown applications ("SHELTERS").

          D. STEEL ACCESSORIES COMPONENTS: Platforms, braces, dish mounts, antenna mounts, safety cables and devices, lighting hardware and grounding materials for the towers and poles.

          E. INSTALLATION SERVICES: All installations and site services related to the above products.

          F.  GALVANIZING: The process of applying molten zinc to steel.


     (The Towers, Steel Poles, Equipment Shelters, Steel Accessories Components, Installation Services and Galvanizing are hereinafter collectively referred to as the "PRODUCTS".)

     1.2 The Company may engage in any and all acts, things, business and activities that are related, incidental or conducive directly to the sale of the Products in the Territory as defined in the article 1.6.

     1.3 The Company has the exclusive right to sell all Products, referred in subparagraph (1.1) of Subsections A to F of this Section 1., and those developed in the future to all markets in the Territory as defined in the article 1.6. This exclusivity is subject to existing ROHN distribution contracts and the ability and willingness of the Company to provide economic and logistic advantages to the target market in the Territory as defined in the article 1.6.

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     1.4  New Products may be added from time to time when business requirements mandate as determined by the Company's management consistent with any agreements entered into by BrasilSat or ROHN.

     1.5 The Company will use ROHN's and BrasilSat's name and trademarks under the Technology License and Technical Assistance Agreement to maximize market acceptance of the Products.

     1.6 For purposes of Article I of this Memorandum, the word "Territory" shall mean South America and such other territories as the parties may hereafter mutually agree.

ARTICLE II

CONTRIBUTIONS

     2.1 BrasilSat will provide the Company with 51%, and ROHN will provide the Company with 49%, of the initial working capital for the operations of the Company. Any additional working capital that may be required for the operation of the Company will be obtained through additional capital contributions or through normal banking facilities as agreed by BrasilSat and ROHN. It is the desire of the Parties that the Company shall borrow its capital requirements whenever possible and practical.

     2.2 ROHN will, pursuant to a Technology License and Technical Assistance Agreement, provide the Company, at no cost, with technical information, design criteria and specifications, manufacturing methods, process and know-how of a highly technical nature for the design, engineering, manufacture, marketing, sale and installation of the Products; and will license the Company to use ROHN's name and trademarks in connection with the sale of the Products.

     2.3 BrasilSat and ROHN will, pursuant to Supply Agreements, provide the Company with required parts and other capital and production items at manufacturing or acquisition cost plus 10% for handling, where economic or other advantage exists to the Company. All freight and other expenses will be the responsibility for the Company, when it may apply.

     2.4 BrasilSat will lease to the Company at least for a two-year term a portion of the land and constructions that are presently being used as BrasilSat's facilities, at the cost of US$ 100.00 (one hundred dollars) per month.

          2.4.1. The Company will be responsible for the required leasehold improvements. (The Company will explore Parana' State benefits available to industrial facilities).

     2.5 BrasilSat will vacate that portion of BrasilSat's facilities to be leased by BrasilSat to the Company.

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ARTICLE III

     FORMATION AND ORGANIZATION OF THE COMPANY;

DISPOSITION OF SHARES

     3.1 BrasilSat and ROHN will, on the Incorporation Date, incorporate the Company as a jointly owned capital corporation under, and in accordance with, the laws of Brasil, with corporate domicile in Curitiba, Parana, Brasil.

     3.2 The name of the Company will be ROHN/BrasilSat S.A. or such other name authorized by necessary governmental approval and corporate action of the Company.

    3.3 BrasilSat will subscribe and pay for 51% of the shares of stock of the Company; and, ROHN will subscribe and pay for 49% of the shares of stock of the Company.

    3.4 The management and the regulations of the Company are set forth in the Attachments A (Statutes of the Company) and B (Shareholders Agreement) of this document. The parties agree to execute the terms of those documents according to the Section VI (Incorporation and Closing Date), as a final document that will be not submitted to later negotiation, except if agreed by parties or changes necessary to comply with Government ruling.

ARTICLE IV

FUNDING AND CAPITAL

     4.1 The initial minimum portion of the capital stock of the Company will be the equivalent amount of approximately U.S. $1,000,000.00 represented by shares with par value of U.S. $1,000.00 each, fully subscribed and paid in.

     4.2 BrasilSat and ROHN will subscribe and pay in cash for shares of the minimum portion of the capital stock of the Company on the Incorporation Date, in the amounts set forth opposite their respective names below:

      Name of Shareholder         Number of Shares               Percentage
      -------------------         ----------------               ----------

      BrasilSat                        510                          51%
      ROHN                             490                          49%

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ARTICLE V

CONDITIONS FOR INCORPORATION AND CLOSING

     5.1 The incorporation of the Company shall be subject to fulfillment, prior to the Incorporation Date, of the following conditions, and each of the parties hereto shall do all things necessary for the due fulfillment of such conditions prior to or on the Incorporation Date:

          A. GOVERNMENTAL APPROVAL. All necessary governmental consent, authorization or approval must be obtained for entering into the Shareholders' Agreement, for engaging in the business purposes described in this Memorandum, for the incorporation of the Company, and for the purchase of the shares of the Company by BrasilSat and ROHN.

          B. OTHER GOVERNMENTAL PERMITS. The Company and each of the parties shall have obtained the necessary governmental permits and authorizations to enable them to comply with their obligations under the agreements described in Section 6.2 of this Memorandum and under the Articles of Incorporation and Bylaws of the Company.

          C. SHAREHOLDERS' AGREEMENT. BrasilSat and ROHN shall have entered into a Shareholders' Agreement in form and substance satisfactory to BrasilSat and ROHN as set forth in Attachment B.

          D. INCORPORATION INSTRUMENT. The Bylaws of the Company and any necessary permit for incorporation shall have been duly executed by BrasilSat and ROHN as set forth in Attachment A.

          E. SUBSCRIPTION AND PAYMENT FOR SHARES. BrasilSat and ROHN shall have subscribed and paid in full for their shares of capital stock of the Company as provided in Article III of this Memorandum.

          F.  UNR-ROHN Board of Directors Approval.

          G.  BrasilSat Board of Directors Approval.

          H. OTHER INSTRUMENTS AND STEPS. All actions to be taken at the Incorporation Date pursuant to this Memorandum shall be deemed to have taken place simultaneously, and no actions or transactions will be deemed to have taken place, or document to have been delivered, or payment to have been made, unless all actions and transactions have been completed and all documents have been executed and delivered.

     5.2 The obligations of the parties hereunder, and of BrasilSat and ROHN under the Shareholders' Agreement, shall be subject to fulfillment, prior to the Closing Date, of the following conditions, and each of the parties hereto shall do all things necessary for the due fulfillment of such conditions prior to or on the Closing Date:

     A. INCORPORATION OF THE COMPANY. The conditions in Section 6.1 shall have been satisfied.

     B. TECHNOLOGY LICENSE AND TECHNICAL ASSISTANCE AGREEMENT. ROHN, BrasilSat and the Company shall have entered into a Technology License and

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              Technical Assistance Agreement in the form and substance
              satisfactory to BrasilSat and ROHN pursuant to which ROHN and BrasilSat will provide the Company, at no cost, with technical information, assistance and counsel, design criteria and specifications (which are already in their possession), manufacturing methods, minimum quality standards, process and know-how of a highly technical nature for the design, manufacture, marketing, sale and installation of the Products; and, will license the Company to use ROHN's and BrasilSat's name and trademarks in connection with the sale of the Products.

          C. SUPPLY AGREEMENTS. BrasilSat, ROHN and the Company shall have entered into Supply Agreements in form and substance satisfactory to BrasilSat and ROHN pursuant to which BrasilSat and ROHN will provide the Company with required parts and other capital and production items at manufacturing or acquisition cost plus 10% for handling, where economic or other advantage exists to the Company.

                 C.1. The Company shall enter into an agreement to acquire from
              ROHN at ROHN's cost the presses and welding equipment required for the production of tapered steel poles.

          D. LEASE AGREEMENT. BrasilSat shall have entered into a Commercial Lease agreement with the Company.

          E. MANAGEMENT APPOINTMENTS. BrasilSat shall appoint the President and ROHN shall appoint the Chief Financial Officer and the independent auditors.

          F. OTHER INSTRUMENT AND STEPS. All actions to be taken at the Closing Date pursuant to this Memorandum shall be deemed to have taken place simultaneously, and no actions or transactions will be deemed to have taken place, or document to have been delivered, or payment to have been made, unless all actions and transactions have been completed and all documents have been executed and delivered.

ARTICLE VI

INCORPORATION AND CLOSING DATES;

SCHEDULE OF RELATED AGREEMENTS

     6.1 For purposes of this Memorandum, "Incorporation Date" shall mean October 15, 1997, or any such later date as may be agreed by BrasilSat and ROHN, which shall be no later than November 11, 1997, the date on which the Company will be incorporated.

     6.2 For purposes of this Memorandum, "Closing Date" shall mean October 2, 1997.

     6.3 For purposes of this Memorandum, the following Schedule of Related Agreements, the date for submission of initial drafts, and the parties responsible for preparation

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of the initial drafts shall govern:

SCHEDULE OF RELATED AGREEMENTS
                                         DATE OF          RESPONSIBLE
   AGREEMENT                          INITIAL DRAFT          PARTY
   ---------                          -------------       -----------
Shareholders' Agreement                  Oct. 2              both
Bylaws                                   Oct. 2              both
Technology License and
Technical Assistance Agreement           Oct. 2              ROHN
BrasilSat's Supply Agreement             Oct. 2             BrasilSat
ROHN's Supply Agreement                  Oct. 2              ROHN
Lease Agreement                          Oct. 2             BrasilSat
Distribution Agreement                   Nov. 3              ROHN

In addition, the parties will enter into such other agreements, as the parties deem necessary or desirable to consummate and perform the transactions contemplated herein. The parties will promptly enter into good faith negotiations and will use their best efforts to enter into the foregoing definitive agreements prior to the Closing Date.

ARTICLE VII

NEGOTIATION EXCLUSIVITY; LANGUAGE;

GOVERNING LAW;

     7.1 Until the Closing Date, or the mutual termination of negotiations, whichever occurs first, the parties agree not to solicit from, negotiate or enter into any agreement with any other person or entity with respect to the transactions that are the subject of this Memorandum.

     7.2 This Memorandum will be executed in English, and Portuguese and English will be the language to govern. The agreements described in
Section 6.3 will be executed in Portuguese, and Portuguese will be the language to govern.

     7.3 This Memorandum, and the agreements described in Section 6.3 will be governed by and interpreted in accordance with the laws of Brasil.

The transactions noted above will require the approval of the Boards of Directors of BrasilSat and ROHN and all necessary government approvals. The purpose of this Memorandum is to confirm the parties' discussions to date regarding the transactions noted above. This Memorandum is not binding on any party, and creates no rights or duties in any of the parties. Binding rights and duties will only be created or imposed pursuant to the Shareholders' Agreement and other definitive agreements described in Section 6.3 of

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this Memorandum. Any precontractual liability for any act or omission, or any express or implied business combination, partnership or venture of the parties under the principles set forth in this Memorandum, is expressly excluded.

ARTICLE VIII

CONFIDENTIALITY

     8.1 The parties agree that during the course of the negotiations either party may acquire access to confidential or proprietary information of the other and agree that said information shall be held in strict confidence and shall not be revealed, disclosed, published or distributed to any third party, except their employees, agents and representatives who need to know such information in order to facilitate the purpose of this Memorandum and the negotiation and execution of the definitive agreements described in
Section 7.3.

IN WITNESS WHEREOF, BrasilSat and ROHN have caused this Memorandum to be duly executed as of the Execution Date.


       BrasilSat Harald, S.A.                         UNR-ROHN
                                             Division of UNR Industries, Inc.
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  /s/ Joao do Espirito Santo Abreu              /s/ Brian B. Pemberton
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      Joao do Espirito Santo Abreu                  Brian B. Pemberton
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         Diretor Presidente                          President and
                                                 Chief Executive Officer

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